AMENDMENT TO THE BYLAWS

OF

ASIA4SALE.COM., INC.

Asia4Sale.com, Inc. (the “Corporation”) a corporation duly organized and existing under the State of Nevada’s Revised Statutes, does hereby certify that:

The amendment to the Corporation’s bylaws set forth below was duly adopted in accordance with the provisions of the State of Nevada’s Revised Statutes, Title 7, Article 78, Section 320 and Article XII, Section 45 of the Corporation’s bylaws, which permit a vote of a majority of the board of directors to amend the Corporation’s bylaws. This amendment has been approved by the board of directors by their unanimous written consent.

This amendment deletes the language in Article III, Section 13 of the Corporation’s bylaws, replacing Article III, Section 13 in its entirety as follows:

“Section 13. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders, called in accordance with these Bylaws, or by the written consent of a majority of the stockholders.”

Dated January 22, 2007

/s/ Eric Montandon

Eric Montandon, chief executive officer

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